EXHIBIT 23.2


               Consent of Independent Certified Public Accountants


We consent to the incorporation by reference in the Registration Statements
Form S-3 (Nos. 33-81644, 33-83752, 33-59689, 33-62965, 333-07695, 333-00635,
333-33279, 333-36665, 333-45825, 333-48059, 333-57731, 333-64441, 333-68443,
333-78965 and 333-82665), Form S-4 (Nos. 333-53637 and 333-53749, insofar as it relates to Post-Effective Amendments No. 1 to Forms S-8 filed on June 26, 1998 and June 29, 1998, respectively, and 333-80917) and Form S-8 (Nos. 2-78161, 33-34635, 33-48209, 33-88856, 333-02667, 333-45801, 333-48067, 333-77845 and
333-95949) of Omnicare, Inc. and in the related Prospectus of our report dated March 6, 1998, with respect to the consolidated financial statements of CompScript, Inc. as of December 31, 1997 and for the year then ended included in this Annual Report (Form 10-K) for the year ended December 31, 1999.



/s/ Ernst & Young LLP
---------------------

Ernst & Young LLP
West Palm Beach
March 27, 2000